Exhibit 4.1

HSBC HOLDINGS PLC,
as Issuer
THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Trustee
HSBC BANK USA, NATIONAL ASSOCIATION,
as Paying Agent, Registrar and Calculation Agent

FORTY-FIRST SUPPLEMENTAL INDENTURE
Dated September 11, 2026

To the Senior Indenture, dated as of August 26, 2009,
among the Issuer, the Trustee and the Paying Agent, Registrar and Exchange Rate Agent
£750,000,000 6.061% Fixed Rate/Floating Rate Senior Unsecured Notes due 2035

EXHIBIT A – Form of 6.061% Fixed Rate/Floating Rate Global Security

FORTY-FIRST SUPPLEMENTAL INDENTURE, dated September 11, 2026 (this “Supplemental Indenture”), by and among HSBC Holdings plc, a public limited company duly organized and existing under the laws of England and Wales (the “Company”), having its principal office at 8 Canada Square, London E14 5HQ, England, The Bank of New York Mellon, London Branch, a New York banking corporation, as trustee (the “Trustee”), having its principal corporate trust office at 160 Queen Victoria Street, London, EC4V 4LA, United Kingdom, and HSBC Bank USA, National Association, as Paying Agent, Registrar and Calculation Agent (together, the “Agent”), having its principal office at 66 Hudson Boulevard East, New York, New York 10001.
W I T N E S S E T H:
WHEREAS, the Company, the Trustee and the Agent have executed and delivered an indenture dated as of August 26, 2009 (as amended and supplemented from time to time, the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s Debt Securities;
WHEREAS, Section 9.01(5) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to establish the forms or terms of the Debt Securities of any series without the consent of the Holders as permitted under Sections 2.01 and 3.01 of the Base Indenture;
WHEREAS, the Company desires to issue a series of Debt Securities under the Base Indenture (as supplemented and amended by this Supplemental Indenture), the £750,000,000 6.061% Fixed Rate/Floating Rate Senior Unsecured Notes due 2035 (such series of Debt Securities, the “Notes”), such series to be issued pursuant to this Supplemental Indenture;
WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with the terms of the Base Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;
NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and the equal and ratable benefit of the Holders.
ARTICLE 1
DEFINITIONS
SECTION 1.01.    Definition of Terms. For all purposes of this Supplemental Indenture:
(a)    capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Base Indenture;
(b)    all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;
(c)    the singular includes the plural and vice versa;
(d)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise;
(e)    the section headings herein are for convenience only and shall not affect the construction of this Supplemental Indenture;

(f)    wherever the words “include,” “includes” or “including” are used in this Supplemental Indenture, they shall be deemed to be followed by the words “without limitation”;
(g)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and
(h)    references herein to a specific Section, Article or Exhibit refer to Sections or Articles of, or an Exhibit to, this Supplemental Indenture, unless otherwise specified.
SECTION 1.02.    Supplemental Definitions. The following definitions shall apply to the Notes only:
(a)    “Administrator/Benchmark Event” has the meaning set forth in Section 3.03(a);
(b)    “Administrator/Benchmark Event Date” has the meaning set forth in Section 3.03(a);
(c)    “Agent” has the meaning set forth in the introduction to this Supplemental Indenture;
(d)    “Applicable Currency” means Pounds Sterling;
(e)    “Applicable Fallback Effective Date” has the meaning set forth in Section 3.03(a);
(f)    “Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and in the City of New York, United States;
(g)    “Calculation Agent” means HSBC Bank USA, National Association, or its successor appointed by the Company pursuant to the Calculation Agent Agreement;
(h)    “Calculation Agent Agreement” means the calculation agent agreement dated as of the Issue Date between the Company and the Calculation Agent;
(i)    “Clearing Systems” means Clearstream Luxembourg and Euroclear;
(j)    “Clearstream Luxembourg” means Clearstream Banking S.A.;
(k)    “Common Depositary” means HSBC Bank plc, or any successor in such capacity, as common depositary for the Clearing Systems;
(l)    “Company” has the meaning set forth in the introduction to this Supplemental Indenture;
(m)    “Compounded Daily SONIA” has the meaning set forth in Section 3.03(a);
(n)    “d” has the meaning set forth in Section 3.03(a);
(o)    “d0” has the meaning set forth in Section 3.03(a);

(p)    “Determination Agent” means an investment bank or financial institution of international standing selected by the Company (which may be the Calculation Agent or an Affiliate of the Company);
(q)    “Euroclear” means Euroclear Bank SA/NV;
(r)    “EUWA” means the European Union (Withdrawal) Act 2018, as amended;
(s)    “Fallback Conforming Changes” has the meaning set forth in Section 3.04(a);
(t)    “Final Fallback Rate” has the meaning set forth in Section 3.03(a);
(u)    “Fixed Rate Period” means the period from (and including) the Issue Date to (but excluding) September 11, 2034;
(v)    “Fixed Rate Period Interest Payment Date” means, during the Fixed Rate Period, September 11 of each year, beginning on September 11, 2027;
(w)    “Floating Rate Interest Period” means, during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period shall begin on (and include) September 11, 2034 and shall end on (but exclude) the first Floating Rate Period Interest Payment Date;
(x)    “Floating Rate Period” means the period from (and including) September 11, 2034 to (but excluding) the Maturity Date;
(y)    “Floating Rate Period Interest Payment Date” means December 11, 2034, March 11, 2035, June 11, 2035 and September 11, 2035;
(z)    “Gross Redemption Yield” means, with respect to a security, the gross redemption yield on such security, expressed as a percentage and calculated by the Determination Agent on the basis set out by the UK Debt Management Office in the paper “Formulae for Calculating Gilt Prices from Yields”, page 4, Section One: Price/Yield Formulae “Conventional Gilts” (published on June 8, 1998 and updated on January 15, 2002, March 16, 2005, and December 18, 2024, and as further amended, updated, supplemented or replaced from time to time) or, if such formula does not reflect generally accepted market practice at the time of redemption, a gross redemption yield calculated in accordance with generally accepted market practice at such time as determined by the Company following consultation with an investment bank or financial institution determined to be appropriate by the Company (which, for the avoidance of doubt, could be the Determination Agent, if applicable);
(aa)    “HSBC Group” or “HSBC” means the Company together with its subsidiary undertakings;
(bb)    “i” has the meaning set forth in Section 3.03(a);
(cc)    “Index Cessation Event” has the meaning set forth in Section 3.03(a);
(dd)    “Index Cessation Effective Date” has the meaning set forth in Section 3.03(a);

(ee)    “Initial Interest Rate” means 6.061% per annum;
(ff)    “Interest Determination Date” means the fifth SONIA Business Day preceding the applicable Interest Payment Date;
(gg)    “Interest Payment Date” means any of the Fixed Rate Period Interest Payment Dates or the Floating Rate Period Interest Payment Dates, as applicable;
(hh)    “Issue Date” means September 11, 2026;
(ii)    “Loss Absorption Disqualification Event” has the meaning set forth in Section 2.04(b);
(jj)    “Loss Absorption Disqualification Event Redemption Option” has the meaning set forth in Section 2.04(a);
(kk)    “Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules and policies from time to time relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity in effect in the UK and applicable to the Company from time to time, including, without limitation to the generality of the foregoing, the Banking Act (whether or not such laws, regulations, requirements, guidelines, rules or policies are applied generally or specifically to the Company or to the Company and any of its holding or subsidiary companies or any subsidiary of any such holding company), in each case as amended, supplemented or replaced from time to time;
(ll)    “Make-Whole Redemption” has the meaning set forth in Section 2.03;
(mm)    “Make-Whole Redemption Period” means the period beginning on (and including) March 11, 2027 (six months following the Issue Date) to (but excluding) the Par Redemption Date; provided that if any additional notes of the same series as the Notes are issued after the Issue Date, the Make-Whole Redemption Period for such additional notes shall begin on (and include) the date that is six months following the issue date for such additional notes;
(nn)    “Margin” means 1.440% per annum;
(oo)    “Maturity Date” means September 11, 2035;
(pp)    “ni” has the meaning set forth in Section 3.03(a);
(qq)    “Notes” has the meaning set forth in the recitals to this Supplemental Indenture;
(rr)    “Observation Period” has the meaning set forth in Section 3.03(a);
(ss)    “Par Redemption Date” means September 11, 2034;
(tt)    “Quotation Time” means 11:00 a.m. (London time);
(uu)    “Recommended Rate” has the meaning set forth in Section 3.03(a);
(vv)    “Reference Bond” means the selected government security or securities agreed between the Company and an investment bank or financial institution determined by the Company to be appropriate (which, for the avoidance of doubt, could be the Determination

Agent, if applicable) as having an actual or interpolated maturity comparable with the remaining term to the Par Redemption Date, that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in the Applicable Currency and of a comparable maturity to the remaining term to the Par Redemption Date;
(ww)    “Reference Date” means the date which is two Business Days prior to the giving of a notice of redemption by the Company;
(xx)    “Relevant Screen Page” has the meaning set forth in Section 3.03(a);
(yy)    “Relevant Supervisory Consent” means, in relation to any redemption or purchase of the Notes, any permission of the Relevant UK Resolution Authority for such redemption or purchase, that is required therefor under the Loss Absorption Regulations. For the avoidance of doubt, Relevant Supervisory Consent will not be required if (i) so long as the Loss Absorption Regulations do not otherwise require, the Notes have (or will have on the date fixed for redemption or repurchase) ceased fully to be eligible to count towards the Company’s and/or the HSBC Group’s minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity, (ii) the relevant Notes are purchased for market-making purposes in accordance with any permission given by the Relevant UK Resolution Authority pursuant to the Loss Absorption Regulations within the limits prescribed in such permission or (iii) the relevant Notes are being redeemed or purchased pursuant to any general prior permission granted by the Relevant UK Resolution Authority pursuant to the Loss Absorption Regulations within the limits prescribed in such permission;
(zz)    “SONIA” has the meaning set forth in Section 3.03(a);
(aaa)    “SONIAi” has the meaning set forth in Section 3.03(a);
(bbb)    “SONIA Business Day” has the meaning set forth in Section 3.03(a);
(ccc)    “Trustee” has the meaning set forth in the introduction to this Supplemental Indenture;
ARTICLE 2
THE NOTES
SECTION 2.01.    Terms Relating to Principal and Interest on the Notes.
The following terms relating to principal and interest on the Notes are hereby established:
(a)    the title of the Notes shall be “6.061% Fixed Rate/Floating Rate Senior Unsecured Notes due 2035”;
(b)    the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture shall not initially exceed £750,000,000 (except as otherwise provided in the Indenture);
(c)    the principal on the Notes shall be payable on the Maturity Date; and

(d)    during the Fixed Rate Period, interest on the Notes shall be payable at the Initial Interest Rate and annually in arrear on each Fixed Rate Period Interest Payment Date. During the Floating Rate Period, interest on the Notes shall be payable at a rate per annum determined in accordance with Article Three and quarterly in arrear on each Floating Rate Period Interest Payment Date. Accrual and computation of interest on the Notes shall be determined in accordance with Article Three.
SECTION 2.02.    General Terms Applicable to the Notes
The following terms relating to the Notes are hereby established:
(a)    the Notes shall be issued on the Issue Date;
(b)    principal of, and any interest on, the Notes shall be paid to the Holder through the Agent in its capacity as Paying Agent, having offices in New York City, New York;
(c)    the Notes shall not be redeemable except as provided in Section 2.03 or Section 2.04 or Article Eleven of the Base Indenture, as amended by Section 4.02. The Notes shall not be redeemable at the option of the Holders at any time. Notwithstanding anything to the contrary in the Indenture or the Notes, including Section 11.01 of the Base Indenture, the Company may only redeem or purchase the Notes prior to the Maturity Date pursuant to Section 2.03 or Section 2.04 or Article Eleven of the Base Indenture, as amended by Section 4.02, if the Company has obtained any Relevant Supervisory Consent, if and to the extent then required by the Loss Absorption Regulations;
(d)    the Notes are not issued as Discount Debt Securities or as Indexed Securities and payment obligations under the Notes are not subject to a solvency condition that the Company is able to make such payment and remain able to pay its debts as they fall due and that its assets continue to exceed its liabilities (other than subordinated liabilities);
(e)    the Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision;
(f)    the Notes shall be issued only in denominations of £100,000 and integral multiples of £1,000 in excess thereof;
(g)    the Notes shall be denominated in the Applicable Currency;
(h)    the payment of principal of, and interest on, the Notes shall be payable only in the coin or currency in which the Notes are denominated which, pursuant to clause (g) above, shall be in the Applicable Currency;
(i)    the Notes shall not be converted into or exchanged at the option of the Company or otherwise for stock or other securities of the Company pursuant to Article Twelve of the Base Indenture;
(j)    the Notes shall be issued in the form of one or more global securities in registered form, without coupons attached, and the initial Holder with respect to each such global security shall be HSBC Issuer Services Common Depositary Nominee (UK) Limited, a nominee of the Common Depositary. Any proposed transfer of an interest in Notes held in the form of a global security deposited with the Common Depositary shall be effected in the ordinary way following the applicable rules and operating procedures of Clearstream Luxembourg and/or Euroclear;
(k)    except in limited circumstances, the Notes will not be issued in definitive form;
(l)    the Notes shall be evidenced by one or more global securities in registered form substantially in the form of Exhibit A;
(m)    members of the HSBC Group other than the Company may purchase or otherwise acquire any of the Notes then Outstanding at the same or differing prices in the open market, negotiated transactions or otherwise without giving prior notice to or obtaining any consent from Holders, in accordance with the Loss Absorption Regulations and, if required by the Loss Absorption Regulations, subject to obtaining any Relevant Supervisory Consent; and
(n)    the Regular Record Dates for the Notes will be the 15th calendar day preceding each Interest Payment Date, whether or not a Business Day.
SECTION 2.03.    Make-Whole Redemption.
(a)    Subject to the provisions of Article Eleven of the Base Indenture (as amended by Section 4.02), the Company may, in its sole discretion, redeem the Notes during the Make-Whole Redemption Period, in whole at any time during such period or in part from time to time during such period, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) as determined by the Determination Agent, the principal amount of the Notes to be redeemed multiplied by the price (excluding any accrued and unpaid interest to (but excluding) the applicable redemption date), as reported in writing to the Company and the Trustee by the Determination Agent, at which the Gross Redemption Yield on such Notes on the Reference Date (assuming for this purpose that the Notes are to be redeemed at 100% of their principal amount on the Par Redemption Date) is equal to the Gross Redemption Yield to maturity (determined by reference to the middle market price) at the Quotation Time on the Reference Date of the Reference Bond, plus 20 basis points; in each case, plus any accrued and unpaid interest on the Notes to be redeemed to (but excluding) the applicable Redemption Date (each, a “Make-Whole Redemption”).
(b)    If the Company determines, in its sole discretion, that the inclusion of the Make-Whole Redemption provisions in the terms of the Indenture and the Notes could reasonably be expected to prejudice the eligibility of the Notes to count towards the minimum requirements for own funds and eligible liabilities or loss absorbing capacity of the Company and/or the HSBC Group for the purposes of the Loss Absorption Regulations, then the provisions relating to the Make-Whole Redemption shall be deemed not to apply for all purposes relating to the Notes and the Company shall not have any right to redeem the Notes pursuant to a Make-Whole Redemption. In such circumstances, the Company shall promptly provide notice to the Trustee, the Paying Agent, the Calculation Agent and the Holders that the Make-Whole Redemption does not apply; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination. No action taken in accordance with this paragraph shall be deemed to be an amendment requiring the consent of Holders under Section 9.02 of the Base Indenture.

(c)    In the case of a partial redemption, the selection of the Notes for redemption will be made pro rata, by lot or by such other method in accordance with customary rules and practices of the Clearing Systems. No Notes of a principal amount of £100,000 or less will be redeemed in part. If any Notes are to be redeemed in part only, the notice of redemption that relates to the Notes will state the portion of the principal amount of Notes to be redeemed, if applicable. If applicable, new Notes in a principal amount equal to the unredeemed portion of the Notes will be issued in the name of the Holder upon surrender for cancellation of the original Notes. For so long as the Notes are held by the Clearing Systems (or another Depositary), the redemption of such Notes shall be done in accordance with the policies and procedures of the Depositary.
SECTION 2.04.    Loss Absorption Disqualification Event Redemption
(a)    Subject to the provisions of Article Eleven of the Base Indenture (as amended by Section 4.02), following the occurrence of a Loss Absorption Disqualification Event, the Company may, in its sole discretion, redeem the Notes in whole, but not in part (such option to redeem being referred to herein as a “Loss Absorption Disqualification Event Redemption Option”), at a Redemption Price equal to 100% of their principal amount, plus any accrued and unpaid interest to (but excluding) the applicable Redemption Date.
(b)    A “Loss Absorption Disqualification Event” shall be deemed to have occurred if the Notes become fully or partially ineligible to count towards the Company’s and/or the HSBC Group’s minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity, in each case as determined in accordance with and pursuant to the relevant Loss Absorption Regulations applicable to the Company and/or the HSBC Group, as a result of any: (a) Loss Absorption Regulation becoming effective after the Issue Date; or (b) amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the Issue Date, provided, however, that a Loss Absorption Disqualification Event shall not occur where the exclusion of the Notes from the relevant minimum requirement(s) is due to the remaining maturity of the Notes being less than any period prescribed by any applicable eligibility criteria for such minimum requirement(s) under the relevant Loss Absorption Regulations effective with respect to the Company and/or the HSBC Group on the Issue Date.
ARTICLE 3
INTEREST CALCULATION IN RESPECT OF THE NOTES
SECTION 3.01.    Interest Rate Periods on the Notes.
(a)    From (and including) the Issue Date to (but excluding) September 11, 2034 (the “Fixed Rate Period”), interest on the Notes will be payable at a rate of 6.061% per annum (the “Initial Interest Rate”). During the Fixed Rate Period, interest on the Notes will be payable annually in arrear on each Fixed Rate Period Interest Payment Date.
(b)    From (and including) September 11, 2034 to (but excluding) the Maturity Date (the “Floating Rate Period”), the interest rate on the Notes will be equal to Compounded Daily SONIA plus 1.440% per annum (the “Margin”). During the Floating Rate Period, interest on the Notes will be payable quarterly in arrear on each Floating Rate Period Interest Payment Date. The interest rate on the Notes will be calculated quarterly on each Interest Determination Date.

SECTION 3.02.    Interest Rate on the Notes.
(a)    Fixed Rate Period
(i)    Where it is necessary to compute an amount of interest in respect of any Note for a period which is less than a complete interest period, the relevant day count fraction shall be determined on the basis of the number of days in the relevant period, from and including the date from which interest begins to accrue to, but excluding, the date on which it falls due, divided by the actual number of days in the interest period in which the relevant period falls (including the first such day but excluding the last).
(ii)    If any scheduled Fixed Rate Period Interest Payment Date is not a Business Day, such Fixed Rate Period Interest Payment Date will be postponed to the next day that is a Business Day, but interest on that payment will not accrue during the period from and after the scheduled Fixed Rate Period Interest Payment Date.
(b)    Floating Rate Period
(i)    Notwithstanding Section 3.10 of the Base Indenture, interest on the Notes during the Floating Rate Period will be calculated on the basis of the actual number of days in the calculation period divided by 365 (or, if any portion of that calculation period falls in a leap year, the sum of (a) the actual number of days in that portion of the calculation period falling in a leap year, divided by 366 and (b) the actual number of days in that portion of the calculation period falling in a non-leap year, divided by 365).
(ii)    Notwithstanding Section 1.13 of the Base Indenture, if any scheduled Floating Rate Period Interest Payment Date (other than the Maturity Date) is not a Business Day, such Floating Rate Period Interest Payment Date will be postponed to the next day that is a Business Day; provided that if that Business Day falls in the next succeeding calendar month, such Floating Rate Period Interest Payment Date will be the immediately preceding Business Day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date.
(iii)    If the Maturity Date or date of redemption or repayment of the Notes is not a Business Day, the Company may pay interest and principal on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the Maturity Date or date of redemption or repayment of the Notes.
(iv)    If a date of redemption or repayment of the Notes falls within the Floating Rate Period but does not occur on a Floating Rate Period Interest Payment Date, (A) the related Interest Determination Date shall be deemed to be the date that is five SONIA Business Days prior to such date of redemption or repayment, (B) the related Observation Period shall be deemed to end on (but exclude) the date falling five SONIA Business Days prior to such date of redemption or repayment, (C) the Floating Rate Interest Period will be deemed to be shortened accordingly and (D) corresponding adjustments will be deemed to be made to the Compounded Daily SONIA formula.

(c)    General Provisions Relating to the Calculation of Interest on the Notes
(i)    All determinations, decisions, elections and any calculations made by the Company or the Calculation Agent for the purposes of calculating (i) the applicable interest on the Notes and (ii) the redemption price, will be conclusive and binding on the Holders, the Company, the Trustee and the Paying Agent, absent manifest error. If made by the Company, such determinations, decisions, elections and calculations will be made in consultation with the Calculation Agent, to the extent practicable. Notwithstanding anything to the contrary in the Indenture or the Notes, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the Holders or any other party.
(ii)    All percentages resulting from any calculation in connection with any interest rate on the Notes shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all Applicable Currency amounts would be rounded to the nearest pence, with one-half pence being rounded upward.
(iii)    The interest rate on the Notes during the applicable Floating Rate Interest Period will in no event be higher than the maximum rate permitted by law or lower than 0% per annum.
SECTION 3.03.    Calculation of Compounded Daily SONIA and Fallbacks.
(a)    “Compounded Daily SONIA” means, in relation to a Floating Rate Interest Period, the rate of return of a daily compound interest investment (with SONIA as reference rate for the calculation of interest) during the related Observation Period and will be calculated by the Calculation Agent on the related Interest Determination Date as follows:
Where:
“d” means, in relation to any Observation Period, the number of calendar days in such Observation Period;
“d0” means, in relation to any Observation Period, the number of SONIA Business Days in such Observation Period;
“i” means, in relation to any Observation Period, a series of whole numbers from one to d0, each representing the relevant SONIA Business Day in chronological order from (and including) the first SONIA Business Day in such Observation Period;
“ni” means, in relation to any SONIA Business Day “i” in the relevant Observation Period, the number of calendar days from (and including) such SONIA Business Day “i” up to (but excluding) the next following SONIA Business Day;

“Observation Period” means, in respect of each Floating Rate Interest Period, the period from (and including) the date which is the Interest Determination Date for the immediately preceding Interest Payment Date to (but excluding) the date which is the Interest Determination Date for such Floating Rate Interest Period (or the date falling five SONIA Business Days prior to such earlier date, if any, on which the Notes become due and payable); provided that the first Observation Period shall commence on (and include) the date that is five SONIA Business Days prior to the Par Redemption Date;
“SONIA” means, in relation to any SONIA Business Day, the rate determined by the Calculation Agent in accordance with the following provisions:
(i)    the daily Sterling Overnight Index Average (“SONIA”) rate for trades made on such SONIA Business Day as provided by the administrator of SONIA (or any successor administrator) to authorized distributors and as then published on the Relevant Screen Page (or, if the Relevant Screen Page is unavailable, as otherwise published by such authorized distributors) on the SONIA Business Day immediately following such SONIA Business Day;
(ii)    if, in respect of any SONIA Business Day “i”, the rate specified in (i) above is not available on the Relevant Screen Page or has not otherwise been published by the relevant authorized distributors in respect of such SONIA Business Day “i” and neither (A) an Index Cessation Event and an Index Cessation Effective Date nor (B) an Administrator/Benchmark Event and an Administrator/Benchmark Event Date, in each case with respect to SONIA, have occurred, SONIAi in respect of such SONIA Business Day “i”, shall be the SONIA rate in respect of the last SONIA Business Day prior to such SONIA Business Day “i” for which SONIA was available on the Relevant Screen Page or was otherwise so published; or
(iii)    if, in respect of any SONIA Business Day “i”, the rate specified in (i) above is not available on the Relevant Screen Page or has not otherwise been published by the relevant authorized distributors and the Company (in consultation, to the extent practicable, with the Calculation Agent) determines either that (A) both an Index Cessation Event and Index Cessation Effective Date have occurred or (B) both an Administrator/Benchmark Event and Administrator/Benchmark Event Date have occurred, in each case, in respect of SONIA, then:
(A)    SONIAi in respect of each SONIA Business Day “i” falling on or after the Applicable Fallback Effective Date shall be calculated as if references to “SONIA” in the foregoing provisions were to the Recommended Rate;
(B)    if there is a Recommended Rate before the end of the first SONIA Business Day following the Applicable Fallback Effective Date, but neither the administrator of the Recommended Rate nor authorized distributors provide or publish the Recommended Rate in respect of any SONIA Business Day “i” for which the Recommended Rate is required, then, subject to paragraph (C) below, in respect of any SONIA Business Day “i” for which the Recommended Rate is required, references to the Recommended Rate will be deemed to be references to the last provided or published Recommended Rate prior to such SONIA Business Day “i”. If there is no last provided or published Recommended Rate, then in respect of any SONIA Business Day “i” for which the Recommended Rate is required, references to the Recommended Rate will be deemed to be references to the last provided or published SONIA rate (without taking into account any deemed changes to the term “SONIA” pursuant to provision (iii)(A) above prior to such SONIA Business Day “i”); and
(C)    if:
1)    there is no Recommended Rate before the end of the first SONIA Business Day following the Applicable Fallback Effective Date referred to in (A) and (B) above; or
2)    there is a Recommended Rate and the Company (in consultation, to the extent practicable, with the Calculation Agent) determines either that (A) both an Index Cessation Event and Index Cessation Effective Date have occurred or (B) both an Administrator/Benchmark Event and Administrator/Benchmark Event Date have occurred, in each case with respect to the Recommended Rate, then SONIAi in respect of each SONIA Business Day “i”, falling on or after the Applicable Fallback Effective Date shall be calculated as if references to SONIA in the foregoing provisions pertaining to the calculation of SONIA were to the Final Fallback Rate. In respect of any day for which the Final Fallback Rate is required, references to the Final Fallback Rate will be deemed to be references to the last provided or published Final Fallback Rate as at close of business in London, England on that day;
“SONIAi” means, in relation to any SONIA Business Day “i” in the relevant Observation Period, SONIA in respect of such SONIA Business Day;
“SONIA Business Day” means any day on which commercial banks are open for general business (including dealing in foreign exchange and foreign currency deposits) in London;
“Administrator/Benchmark Event” means that it has or will prior to the next Interest Determination Date become unlawful for the Calculation Agent or the Company to calculate any payments due to be made to any Holder using SONIA or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes (including, without limitation, under Regulation (EU) 2016/1011 as it forms part of domestic law in the United Kingdom by virtue of the EUWA, if applicable);
“Administrator/Benchmark Event Date” means the date from which it becomes unlawful for the Calculation Agent or the Company to calculate any payments due to be made to any Holder using SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes);
“Applicable Fallback Effective Date” means in respect of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) and an Index Cessation Event or an Administrator/Benchmark Event, the Index Cessation Effective Date or the Administrator/Benchmark Event Date, as applicable;

“Final Fallback Rate” means, in respect of any relevant day, the official bank rate as determined by the Monetary Policy Committee of the Bank of England and published by the Bank of England from time to time, in effect on that day;
“Index Cessation Event” means, in respect of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes), the occurrence of one or more of the following events:
(i)    a public statement or publication of information by or on behalf of the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) announcing that it has ceased or will cease to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator or provider, as applicable, that will continue to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes);
(ii)    a public statement or publication of information by the regulatory supervisor for the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes), the central bank for the currency of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes), an insolvency official with jurisdiction over the administrator for SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes), a resolution authority with jurisdiction over the administrator for SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) or a court or an entity with similar insolvency or resolution authority over the administrator for SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes), which states that the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) has ceased or will cease to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator or provider that will continue to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes); or
(iii)    a public statement or publication of information by the regulatory supervisor for the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) announcing that the regulatory supervisor has determined that SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) is no longer, or as of a specified future date will no longer be, representative of the underlying market and economic reality that SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) is intended to measure and that representativeness will not be restored;
“Index Cessation Effective Date” means:
(i)    in the case of clauses (i) or (ii) of the definition of “Index Cessation Event”, the first date on which SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) would ordinarily have been published or provided and is no longer published or provided; or
(ii)    in the case of clause (iii) of the definition of “Index Cessation Event”, the latest of (i) the date of such statement or publication and (ii) the date, if any, specified in such statement or publication as the date on which SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Notes) will no longer be representative;
“Recommended Rate” means, in respect of any relevant day, the rate (inclusive of any spreads or adjustments) recommended as the replacement for SONIA by (i) the administrator of SONIA if the administrator of SONIA is a national central bank, or (ii) if the national central bank administrator of SONIA does not make a recommendation or the administrator of SONIA is not a national central bank, a committee designated for this purpose by one or both of the FCA (or any successor thereto) and the Bank of England and as provided by the then administrator or provider of that rate, or if that rate is not provided by the then administrator or provider thereof, published by an authorized distributor, in respect of that day; and
“Relevant Screen Page” means London Stock Exchange Group Workspace SONIA Page or such other page, section or other part as may replace it as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to Compounded Daily SONIA.
(b)    If the rate of interest cannot be determined in accordance with the foregoing provisions, the rate of interest shall be (A) the rate determined by the Calculation Agent as at the last preceding Interest Determination Date in relation to a Floating Rate Interest Period or (B) if there is no such preceding Interest Determination Date in relation to a Floating Rate Interest Period, the Initial Interest Rate.
SECTION 3.04.    Fallback Conforming Changes
(a)    In connection with the implementation of any fallback rate determined in accordance with the provisions of the Notes, the Company (in consultation, to the extent practicable, with the Calculation Agent) will have the right to make changes to (1) any Interest Determination Date, Floating Rate Period Interest Payment Date, SONIA Business Day, business day convention or Floating Rate Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Notes during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the Notes during the Floating Rate Period, in each case that the Company (in consultation, to the extent practicable, with the Calculation Agent) determines, from time to time, to be appropriate to reflect the determination and implementation of such fallback rate in a manner substantially consistent with market practice (or, if the Company (in consultation, to the extent practicable, with the Calculation Agent) decides that implementation of any portion of such market practice is not administratively feasible or determines that no market practice for use of the relevant fallback rate exists, in such other manner as the Company (in consultation, to the extent practicable, with the Calculation Agent) determines is appropriate (acting in good faith)) (the “Fallback Conforming Changes”). Any Fallback Conforming Changes will apply to the Notes for all future Floating Rate Interest Periods.

(b)    Notwithstanding any other provision set forth above, no fallback rate will be adopted, nor will any Fallback Conforming Changes be made if, in the Company’s determination, the same could reasonably be expected to prejudice the eligibility of the Notes to count towards the minimum requirements for own funds and eligible liabilities or loss absorbing capacity of the Company and/or the HSBC Group for the purposes of the Loss Absorption Regulations.
(c)    The Company will promptly give notice of the determination of a fallback and any Fallback Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.
(d)    By its acquisition of the Notes, each Holder (which, for these purposes, includes each beneficial owner) (i) will acknowledge, accept, consent and agree to be bound by the Company’s determination of an Index Cessation Event, an Administrator/Benchmark Event, an Applicable Fallback Effective Date and any Fallback Conforming Changes, including as may occur without any prior notice from the Company and without the need for the Company to obtain any further consent from such Holder, (ii) will waive any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent for, agree not to initiate a suit against the Trustee, the Paying Agent or the Calculation Agent in respect of, and agree that none of the Trustee, the Paying Agent or the Calculation Agent will be liable for, the determination of or the failure to determine any Index Cessation Event, any Administrator/Benchmark Event, any Applicable Fallback Effective Date and any Fallback Conforming Changes, and any losses suffered in connection therewith and (iii) will agree that none of the Trustee, the Paying Agent or the Calculation Agent will have any obligation to determine any Index Cessation Event, any Administrator/Benchmark Event, any Applicable Fallback Effective Date and any Fallback Conforming Changes (including any adjustments thereto), including in the event of any failure by the Company to determine any Index Cessation Event, any Administrator/Benchmark Event, any Applicable Fallback Effective Date and any Fallback Conforming Changes.
ARTICLE 4
AMENDMENTS TO THE BASE INDENTURE
APPLICABLE TO THE NOTES ONLY
SECTION 4.01.    Definitions
(a)    Any reference to “Depositary” in the Base Indenture and any amendment thereto shall be deemed to refer to the Clearing Systems.
(b)    Any reference to “DTC” in the Base Indenture and any amendment thereto shall be deemed to refer to the Clearing Systems.
SECTION 4.02.    Par Redemption of Debt Securities. With respect to the Notes only, Article Eleven of the Base Indenture is amended by adding Section 11.09, which shall read as follows:
“Section 11.09.     Par Redemption of the Notes. The Company may redeem the Notes in whole (but not in part) in its sole discretion on the Par Redemption Date. The Redemption Price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Par Redemption Date.”

SECTION 4.03.    Execution, Authentication, Delivery and Dating.
With respect to the Notes only, Article Three of the Base Indenture is amended by amending and restating Section 3.03(f) in its entirety, which shall read as follows:
(f)    No Debt Security or Coupon attached thereto shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Debt Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by signature of one of its authorized signatories, and such certificate of authentication upon any Debt Security shall be conclusive evidence, and the only evidence, that such Debt Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture. Except as permitted by Section 3.05 or Section 3.06, neither the Trustee nor the Authenticating Agent shall authenticate and deliver any Bearer Security unless all appurtenant Coupons for interest then matured have been detached and cancelled.
SECTION 4.04.    UK Bail-in Power.
With respect to the Notes only, Article Fifteen of the Base Indenture is amended by amending Section 15.01(d), which shall read as follows:
(d)    Notwithstanding anything to the contrary in the Indenture, including Article 9, the Company hereby agrees that it shall not amend Section 15.01 without the prior consent of the Relevant UK Resolution Authority, if and to the extent then required pursuant to the Loss Absorption Regulations.
ARTICLE 5
MISCELLANEOUS
SECTION 5.01.    Effect of this Supplemental Indenture; Ratification and Integral Part. This Supplemental Indenture shall become effective upon its execution and delivery.
Except as hereby amended, the Base Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof (including any prior amendments thereto) shall be, and remain in, full force and effect, including, without limitation, Section 4.01 of the second supplemental indenture dated May 25, 2016 (amending Section 6.07 of the Base Indenture) and Section 5.01 of the twenty-seventh supplemental indenture dated November 3, 2022 (amending and restating Article 15 of the Base Indenture). This Supplemental Indenture shall be deemed an integral part of the Base Indenture in the manner and to the extent herein and therein provided.
SECTION 5.02.    Priority. The provisions of this Supplemental Indenture shall, with respect to the Notes and as otherwise provided herein and subject to the terms hereof, supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.
SECTION 5.03.    Successors and Assigns. All covenants and agreements in the Base Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
SECTION 5.04.    Subsequent Holders’ Agreement. Any Holder (which, for these purposes, includes each beneficial owner of the Notes) that acquires the Notes in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any Holder or beneficial owner of the Notes shall be deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders or beneficial owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes related to the UK Bail-in Power, Compounded Daily SONIA and the limited remedies available under the Indenture and the Notes for a non-payment of principal and/or interest on the Notes.
SECTION 5.05.    Compliance. The Agent shall be entitled to take any action or to refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.
SECTION 5.06.    Relation to Calculation Agent Agreement. In the event of any conflict between the Indenture and the Calculation Agent Agreement relating to the rights or obligations of the Calculation Agent in the Indenture in connection with the calculation of the interest rate on the Notes, the relevant terms of the Calculation Agent Agreement shall govern such rights and obligations.
SECTION 5.07.    Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, except that the authorization and execution by the Company of this Supplemental Indenture and the Notes (in addition to the laws of the State of New York relevant to execution), Section 5.14 of the Base Indenture and the corresponding provisions in the Notes shall be governed by, and construed in accordance with, the laws of England and Wales.
SECTION 5.08.    Counterparts. This Supplemental Indenture may be executed manually, by facsimile or by electronic signature in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
SECTION 5.09.    Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the Notes and the amendments to the Base Indenture set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first stated above.

HSBC HOLDINGS PLC,
as Issuer

By:	/s/ James Murphy
Name: James Murphy
Title: Global Head of Markets Treasury

THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Trustee

By:	/s/ Colin Lamb
Name: Colin Lamb
Title: Authorised signatory

HSBC BANK USA, NATIONAL ASSOCIATION,
as Paying Agent, Registrar and Calculation Agent

By:	/s/ Michael Commisso
Name: Michael Commisso
Title: Vice President
[Signature Page to the Forty-first Supplemental Indenture]

EXHIBIT A
FORM OF 6.061% FIXED RATE/FLOATING RATE GLOBAL SECURITY

CUSIP No.: G463NH AR1
ISIN: XS3487885405
No.: [•]
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERM OF THE DEBT SECURITIES, THE INDENTURE OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN THE ISSUER AND ANY HOLDER, TO BE BOUND BY (I) THE EFFECT OF THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY IN RELATION TO ANY DEBT SECURITIES THAT (WITHOUT LIMITATION) MAY INCLUDE AND RESULT IN ANY OF THE FOLLOWING, OR SOME COMBINATION THEREOF: (A) THE REDUCTION OF ALL, OR A PORTION, OF THE AMOUNTS DUE (AS DEFINED ON THE REVERSE OF THIS GLOBAL SECURITY); (B) THE CONVERSION OF ALL, OR A PORTION, OF THE AMOUNTS DUE INTO THE ISSUER’S OR ANOTHER PERSON’S ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF SUCH ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS), INCLUDING BY MEANS OF AN AMENDMENT, MODIFICATION OR VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE; (C) THE CANCELLATION OF THE DEBT SECURITIES; AND/OR (D) THE AMENDMENT OR ALTERATION OF THE MATURITY DATE OF THE DEBT SECURITIES OR AMENDMENT OF THE AMOUNT OF INTEREST PAYABLE ON THE DEBT SECURITIES, OR THE INTEREST PAYMENT DATES, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; AND (II) THE VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE, IF NECESSARY, TO GIVE EFFECT TO THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY.
THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES OR OF THE ISSUER’S FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER OR IN RESPECT OF THE DEBT SECURITIES. PAYMENT OF THE PRINCIPAL AMOUNT, TOGETHER WITH ACCRUED AND UNPAID PAYMENTS WITH RESPECT TO THE OUTSTANDING DEBT SECURITIES, MAY BE ACCELERATED ONLY UPON CERTAIN EVENTS OF A WINDING UP AS SET FORTH IN THE INDENTURE.

GLOBAL SECURITY
HSBC Holdings plc
£[•]
6.061% FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2035
This is a Global Security in respect of a duly authorized issue by HSBC Holdings plc (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) of debt securities (the “Debt Securities”), designated as specified in the title hereof, in the aggregate face amount of £[•] ([•] Pounds Sterling).
The Issuer, for value received, hereby promises to pay HSBC Issuer Services Common Depositary Nominee (UK) Limited, or registered assigns on September 11, 2035 (the “Maturity Date”) or on such earlier date as this Global Security may be redeemed, the principal amount hereof and to pay interest on the said principal amount from September 11, 2026 (the “Issue Date”) or the most recent Interest Payment Date on which interest has been paid or duly provided for until maturity:
(i)    from (and including) the Issue Date or the most recent Interest Payment Date during the Fixed Rate Period on which interest has been paid or duly provided for to (but excluding) September 11, 2034, annually in arrear on September 11 of each year, beginning on September 11, 2027 (each, a “Fixed Rate Period Interest Payment Date”), at a rate of 6.061% per annum (the “Initial Interest Rate”); and
(ii)    from (and including) September 11, 2034 or the most recent Interest Payment Date during the Floating Rate Period on which interest has been paid or duly provided for to (but excluding) the Maturity Date, quarterly in arrear on December 11, 2034, March 11, 2035, June 11, 2035 and September 11, 2035 (each, a “Floating Rate Period Interest Payment Date”), at a floating rate equal to Compounded Daily SONIA plus 1.440% per annum (the “Margin”). The interest rate during the Floating Rate Period on this Global Security shall be calculated quarterly on each Interest Determination Date.
“Fixed Rate Period” means the period from (and including) the Issue Date, to (but excluding) September 11, 2034.
“Floating Rate Period” means the period from (and including) September 11, 2034 to (but excluding) the Maturity Date.
“Interest Payment Date” means any Fixed Rate Period Interest Payment Date or Floating Rate Period Interest Payment Date.
“Compounded Daily SONIA” means, in relation to a Floating Rate Interest Period, the rate of return of a daily compound interest investment (with SONIA as reference rate for the calculation of interest) during the related Observation Period and will be calculated by the Calculation Agent on the related Interest Determination Date as follows:

Where:
“Calculation Agent” means HSBC Bank USA, National Association, or its successor appointed by the Issuer pursuant to the Calculation Agent Agreement;
“Calculation Agent Agreement” means the calculation agent agreement dated as of the Issue Date between the Issuer and the Calculation Agent;
“d” means, in relation to any Observation Period, the number of calendar days in such Observation Period;
“d0” means, in relation to any Observation Period, the number of SONIA Business Days in such Observation Period;
“i” means, in relation to any Observation Period, a series of whole numbers from one to d0, each representing the relevant SONIA Business Day in chronological order from (and including) the first SONIA Business Day in such Observation Period;
“ni” means, in relation to any SONIA Business Day “i” in the relevant Observation Period, the number of calendar days from (and including) such SONIA Business Day “i” up to (but excluding) the next following SONIA Business Day;
“Observation Period” means, in respect of each Floating Rate Interest Period, the period from (and including) the date which is the Interest Determination Date for the immediately preceding Interest Payment Date to (but excluding) the date which is the Interest Determination Date for such Floating Rate Interest Period (or the date falling five SONIA Business Days prior to such earlier date, if any, on which the Debt Securities become due and payable); provided that the first Observation Period shall commence on (and include) the date that is five SONIA Business Days prior to September 11, 2034 (the “Par Redemption Date”);
“SONIA” means, in relation to any SONIA Business Day, the rate determined by the Calculation Agent in accordance with the following provisions:
(i)    the daily Sterling Overnight Index Average (“SONIA”) rate for trades made on such SONIA Business Day as provided by the administrator of SONIA (or any successor administrator) to authorized distributors and as then published on the Relevant Screen Page (or, if the Relevant Screen Page is unavailable, as otherwise published by such authorized distributors) on the SONIA Business Day immediately following such SONIA Business Day;
(ii)    if, in respect of any SONIA Business Day “i”, the rate specified in (i) above is not available on the Relevant Screen Page or has not otherwise been published by the relevant authorized distributors in respect of such SONIA Business Day “i” and neither (A) an Index Cessation Event and an Index Cessation Effective Date nor (B) an Administrator/Benchmark Event and an Administrator/Benchmark Event Date, in each case with respect to SONIA, have occurred, SONIAi in respect of such SONIA Business Day “i”, shall be the SONIA rate in respect of the last SONIA Business Day prior to such SONIA Business Day “i” for which SONIA was available on the Relevant Screen Page or was otherwise so published; or

(iii)    if, in respect of any SONIA Business Day “i”, the rate specified in (i) above is not available on the Relevant Screen Page or has not otherwise been published by the relevant authorized distributors and the Issuer (in consultation, to the extent practicable, with the Calculation Agent) determines either that (A) both an Index Cessation Event and Index Cessation Effective Date have occurred or (B) both an Administrator/Benchmark Event and Administrator/Benchmark Event Date have occurred, in each case, in respect of SONIA, then:
(A)    SONIAi in respect of each SONIA Business Day “i” falling on or after the Applicable Fallback Effective Date shall be calculated as if references to “SONIA” in the foregoing provisions were to the Recommended Rate;
(B)    if there is a Recommended Rate before the end of the first SONIA Business Day following the Applicable Fallback Effective Date, but neither the administrator of the Recommended Rate nor authorized distributors provide or publish the Recommended Rate in respect of any SONIA Business Day “i” for which the Recommended Rate is required, then, subject to paragraph (C) below, in respect of any SONIA Business Day “i” for which the Recommended Rate is required, references to the Recommended Rate will be deemed to be references to the last provided or published Recommended Rate prior to such SONIA Business Day “i”. If there is no last provided or published Recommended Rate, then in respect of any SONIA Business Day “i” for which the Recommended Rate is required, references to the Recommended Rate will be deemed to be references to the last provided or published SONIA rate (without taking into account any deemed changes to the term “SONIA” pursuant to provision (iii)(A) above prior to such SONIA Business Day “i”); and
(C)    if:
1)    there is no Recommended Rate before the end of the first SONIA Business Day following the Applicable Fallback Effective Date referred to in (A) and (B) above; or
2)    there is a Recommended Rate and the Issuer (in consultation, to the extent practicable, with the Calculation Agent) determines either that (A) both an Index Cessation Event and Index Cessation Effective Date have occurred or (B) both an Administrator/Benchmark Event and Administrator/Benchmark Event Date have occurred, in each case with respect to the Recommended Rate, then SONIAi in respect of each SONIA Business Day “i”, falling on or after the Applicable Fallback Effective Date shall be calculated as if references to SONIA in the foregoing provisions pertaining to the calculation of SONIA were to the Final Fallback Rate. In respect of any day for which the Final Fallback Rate is required, references to the Final Fallback Rate will be deemed to be references to the last provided or published Final Fallback Rate as at close of business in London, England on that day;
“SONIAi” means, in relation to any SONIA Business Day “i” in the relevant Observation Period, SONIA in respect of such SONIA Business Day;

“SONIA Business Day” means any day on which commercial banks are open for general business (including dealing in foreign exchange and foreign currency deposits) in London;
“Administrator/Benchmark Event” means that it has or will prior to the next Interest Determination Date become unlawful for the Calculation Agent or the Issuer to calculate any payments due to be made to any Holder using SONIA or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities (including, without limitation, under Regulation (EU) 2016/1011 as it forms part of domestic law in the United Kingdom by virtue of the EUWA, if applicable);
“Administrator/Benchmark Event Date” means the date from which it becomes unlawful for the Calculation Agent or the Issuer to calculate any payments due to be made to any Holder using SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities);
“Applicable Fallback Effective Date” means in respect of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) and an Index Cessation Event or an Administrator/Benchmark Event, the Index Cessation Effective Date or the Administrator/Benchmark Event Date, as applicable;
“Final Fallback Rate” means, in respect of any relevant day, the official bank rate as determined by the Monetary Policy Committee of the Bank of England and published by the Bank of England from time to time, in effect on that day;
“Index Cessation Event” means, in respect of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities), the occurrence of one or more of the following events:
(i)    a public statement or publication of information by or on behalf of the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) announcing that it has ceased or will cease to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor administrator or provider, as applicable, that will continue to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities);
(ii)    a public statement or publication of information by the regulatory supervisor for the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities), the central bank for the currency of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities), an insolvency official with jurisdiction over the administrator for SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities), a resolution authority with jurisdiction over the administrator for SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) or a court or an entity with similar insolvency or resolution authority over the administrator for SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities), which states that the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) has ceased or will cease to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator or provider that will continue to provide SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities); or
(iii)    a public statement or publication of information by the regulatory supervisor for the administrator of SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) announcing that the regulatory supervisor has determined that SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) is no longer, or as of a specified future date will no longer be, representative of the underlying market and economic reality that SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) is intended to measure and that representativeness will not be restored;
“Index Cessation Effective Date” means:
(i)    in the case of clauses (i) or (ii) of the definition of “Index Cessation Event”, the first date on which SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) would ordinarily have been published or provided and is no longer published or provided; or
(ii)    in the case of clause (iii) of the definition of “Index Cessation Event”, the latest of (i) the date of such statement or publication and (ii) the date, if any, specified in such statement or publication as the date on which SONIA (or, if applicable, any subsequent fallback rate determined in accordance with the provisions of the Debt Securities) will no longer be representative;
“Recommended Rate” means, in respect of any relevant day, the rate (inclusive of any spreads or adjustments) recommended as the replacement for SONIA by (i) the administrator of SONIA if the administrator of SONIA is a national central bank, or (ii) if the national central bank administrator of SONIA does not make a recommendation or the administrator of SONIA is not a national central bank, a committee designated for this purpose by one or both of the FCA (or any successor thereto) and the Bank of England and as provided by the then administrator or provider of that rate, or if that rate is not provided by the then administrator or provider thereof, published by an authorized distributor, in respect of that day; and
“Relevant Screen Page” means London Stock Exchange Group Workspace SONIA Page or such other page, section or other part as may replace it as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to Compounded Daily SONIA.
If the rate of interest cannot be determined in accordance with the foregoing provisions, the rate of interest shall be (A) the rate determined by the Calculation Agent as at the last preceding Interest Determination Date in relation to a Floating Rate Interest Period or (B) if there is no such preceding Interest Determination Date in relation to a Floating Rate Interest Period, the Initial Interest Rate.

All percentages resulting from any calculation in connection with any interest rate in respect of this Global Security shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all Applicable Currency amounts would be rounded to the nearest pence, with one-half pence being rounded upward.
All determinations, decisions, elections and any calculations made by the Issuer or the Calculation Agent for the purposes of calculating (i) the applicable interest on the Debt Securities and (ii) the redemption price, will be conclusive and binding on the Holders, the Issuer, the Trustee and the Paying Agent, absent manifest error. If made by the Issuer, such determinations and calculations will be made in consultation with the Calculation Agent, to the extent practicable. Notwithstanding anything to the contrary in the Indenture or the Debt Securities, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the Holders or any other party.
In connection with the implementation of any fallback rate determined in accordance with the provisions of the Debt Securities, the Issuer (in consultation, to the extent practicable, with the Calculation Agent) will have the right to make changes to (1) any Interest Determination Date, Floating Rate Period Interest Payment Date, SONIA Business Day, business day convention or Floating Rate Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Debt Securities during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the Debt Securities during the Floating Rate Period, in each case that the Issuer (in consultation, to the extent practicable, with the Calculation Agent) determines, from time to time, to be appropriate to reflect the determination and implementation of such fallback rate in a manner substantially consistent with market practice (or, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) decides that implementation of any portion of such market practice is not administratively feasible or determines that no market practice for use of the relevant fallback rate exists, in such other manner as the Issuer (in consultation, to the extent practicable, with the Calculation Agent) determines is appropriate (acting in good faith)) (the “Fallback Conforming Changes”). Any Fallback Conforming Changes will apply to the Debt Securities for all future Floating Rate Interest Periods.
Notwithstanding any other provision set forth above, no fallback rate will be adopted, nor will any Fallback Conforming Changes be made if, in the Issuer’s determination, the same could reasonably be expected to prejudice the eligibility of the Debt Securities to count towards the minimum requirements for own funds and eligible liabilities or loss absorbing capacity of the Issuer and/or the HSBC Group for the purposes of the Loss Absorption Regulations.
The Issuer shall promptly give notice of the determination of a fallback and any Fallback Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.
By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner) (i) will acknowledge, accept, consent and agree to be bound by the Issuer’s determination of an Index Cessation Event, an Administrator/Benchmark Event, an Applicable Fallback Effective Date and any Fallback Conforming Changes, including as may occur without any prior notice from the Issuer and without the need for the Issuer to obtain any further consent from such Holder, (ii) will waive any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent for, agree not to initiate a suit against the Trustee, the Paying Agent or the Calculation

Agent in respect of, and agree that none of the Trustee, the Paying Agent or the Calculation Agent will be liable for, the determination of or the failure to determine any Index Cessation Event, any Administrator/Benchmark Event, any Applicable Fallback Effective Date and any Fallback Conforming Changes, and any losses suffered in connection therewith and (iii) will agree that none of the Trustee, the Paying Agent or the Calculation Agent will have any obligation to determine any Index Cessation Event, any Administrator/Benchmark Event, any Applicable Fallback Effective Date and any Fallback Conforming Changes (including any adjustments thereto), including in the event of any failure by the Issuer to determine any Index Cessation Event, any Administrator/Benchmark Event, any Applicable Fallback Effective Date and any Fallback Conforming Changes.
“Applicable Currency” means Pounds Sterling.
“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and in the City of New York, United States.
“Floating Rate Interest Period” means, during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period will begin on (and include) September 11, 2034 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.
“HSBC Group” means the Issuer together with its subsidiary undertakings.
“Interest Determination Date” means the fifth SONIA Business Day preceding the applicable Interest Payment Date.
Interest in respect of this Global Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Global Security (or one or more Predecessor Global Securities) is registered at the close of business on the Regular Record Date for such interest.
Payment of interest, if any, in respect of this Global Security may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or by wire transfer or transfer by any other means to an account designated in writing by such Person to the Paying Agent at least 15 days prior to such payment date.
Any interest in respect of this Global Security that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holders thereof on the relevant Regular Record Date by virtue of their having been such Holders; and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (i) or (ii) below:
(i)    The Issuer may elect to make payment of such Defaulted Interest to the Persons in whose names this Global Security (or its respective Predecessor Global Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the manner provided for in the Indenture.
(ii)    The Issuer may make payment of any Defaulted Interest on this Global Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Global Security may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
All payments made under or with respect to this Global Security shall be paid by the Issuer, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Issuer shall pay such additional amounts (“Additional Amounts”) in respect of payments of interest only (and not principal) on this Global Security as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of interest which the Holders would have been entitled to receive in respect of this Global Security in the absence of such deduction or withholding, provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or the beneficial owner of this Global Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of this Global Security, or the collection of interest payments on, or the enforcement of, this Global Security; (ii) would not be payable or due but for the fact that this Global Security (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30 day period; (iii) would not have been imposed if presentation for payment of this Global Security had been made to a paying agent other than the paying agent to which the presentation was made; (iv) is imposed in respect of a Holder that is not the sole beneficial owner of the interest, or a portion of it, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of any payment on this Global Security with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner, or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.
Whenever in this Global Security there is mentioned, in any context, the payment of any interest on, or in respect of, any Debt Security or the net proceeds received on the sale or exchange of any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.
Upon any exchange of a portion of this Global Security for a definitive Debt Security, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.
Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

By:

HSBC Holdings plc,
as Issuer

Dated: ,
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

By:

Dated: ,
The Bank of New York Mellon, London Branch,
as Trustee

[Signature Page to Global Security]

REVERSE OF GLOBAL SECURITY
£[•]
6.061% FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2035
This Global Security is one of a duly authorized issue of Debt Securities issued and to be issued in one or more series under and governed by an Indenture dated as of August 26, 2009 (as amended and supplemented from time to time), by and among the Issuer, The Bank of New York Mellon, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and HSBC Bank USA, National Association (“HBUS”), as registrar, paying agent and exchange rate agent (the “Base Indenture”), as amended and supplemented by a forty-first Supplemental Indenture dated September 11, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Trustee and HBUS, as paying agent, registrar and calculation agent (the “Agent”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.
Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 10 nor more than 60 days’ notice, at any time at a Redemption Price equal to the principal amount thereof, together with accrued interest, if any, to the date fixed for redemption, if, at any time, the Issuer determines that:
(i)    in making payment under the Debt Securities in respect of principal (or premium, if any) or interest, the Issuer has or shall or would become obligated to pay Additional Amounts as provided in the Indenture and in this Global Security provided such obligation to pay Additional Amounts results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the Issue Date; or
(ii)    the payment of interest in respect of the Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of any change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the Issue Date; provided, however that, in the case of (i) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Debt Securities then due.
Under the terms of the Indenture, the Issuer may, in its sole discretion, redeem the Debt Securities during the Make-Whole Redemption Period, on not less than 10 nor more than 60 days’ notice, in whole at any time during such period or in part from time to time during such period, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) 100% of the principal amount of the Debt Securities to be redeemed; and (ii) as determined by the Determination Agent, the principal amount of the Debt Securities to be redeemed multiplied by the price (excluding any accrued and unpaid interest to (but excluding) the applicable redemption date), as reported in writing to the Issuer and the Trustee by the Determination Agent, at which the Gross Redemption Yield on such Debt Securities on the Reference Date (assuming for this purpose that the Debt Securities are to be redeemed at 100% of their principal amount on the Par Redemption Date) is equal to the Gross Redemption Yield to maturity (determined by reference to the middle market price) at the Quotation Time on the Reference Date of the Reference Bond, plus 20 basis points; in each case, plus any accrued and unpaid interest on the Debt Securities to be redeemed to (but excluding) the applicable Redemption Date (each, a “Make-Whole Redemption”).
“Make-Whole Redemption Period” means the period beginning on (and including) March 11, 2027 (six months following the Issue Date) to (but excluding) September 11, 2034 (the “Par Redemption Date”); provided that if any additional notes of the same series as the Debt Securities are issued after the Issue Date, the Make-Whole Redemption Period for such additional notes shall begin on (and include) the date that is six months following the issue date for such additional notes.
“Determination Agent” means an investment bank or financial institution of international standing selected by the Issuer (which may be the Calculation Agent or the Issuer’s Affiliate).
“Gross Redemption Yield” means, with respect to a security, the gross redemption yield on such security, expressed as a percentage and calculated by the Determination Agent on the basis set out by the UK Debt Management Office in the paper “Formulae for Calculating Gilt Prices from Yields”, page 4, Section One: Price/Yield Formulae “Conventional Gilts” (published on June 8, 1998 and updated on January 15, 2002, March 16, 2005, and December 18, 2024, and as further amended, updated, supplemented or replaced from time to time) or, if such formula does not reflect generally accepted market practice at the time of redemption, a gross redemption yield calculated in accordance with generally accepted market practice at such time as determined by the Issuer following consultation with an investment bank or financial institution determined to be appropriate by the Issuer (which, for the avoidance of doubt, could be the Determination Agent, if applicable).
“Quotation Time” means 11:00 a.m. (London time).
“Reference Bond” means the selected government security or securities agreed between the Issuer and an investment bank or financial institution determined by the Issuer to be appropriate (which, for the avoidance of doubt, could be the Determination Agent, if applicable) as having an actual or interpolated maturity comparable with the remaining term to the Par Redemption Date, that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in the Applicable Currency and of a comparable maturity to the remaining term to the Par Redemption Date.
“Reference Date” means the date which is two Business Days prior to the giving of a notice of redemption by the Issuer.
If the Issuer determines, in its sole discretion, that the inclusion of the Make-Whole Redemption provisions in the terms of the Indenture and the Debt Securities could reasonably be expected to prejudice the eligibility of the Debt Securities to count towards the minimum requirements for own funds and eligible liabilities or loss absorbing capacity of the Issuer and/or the HSBC Group for the purposes of the Loss Absorption Regulations, then the provisions relating to the Make-Whole Redemption shall be deemed not to apply for all purposes relating to the Debt Securities and the Issuer shall not have any right to redeem the Debt Securities pursuant to a Make-Whole Redemption. In such circumstances, the Issuer shall promptly provide notice to the Trustee, the Paying Agent, the Calculation Agent and the Holders that the Make-Whole Redemption does not apply; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination. No action taken in accordance with this paragraph shall be deemed to be an amendment requiring the consent of Holders under Section 9.02 of the Base Indenture.
In the case of a partial redemption, the selection of the Debt Securities for redemption will be made pro rata, by lot or by such other method in accordance with customary rules and practices of the Clearing Systems. No Debt Securities of a principal amount of £100,000 or less will be redeemed in part. If any Debt Securities are to be redeemed in part only, the notice of redemption that relates to the Debt Securities will state the portion of the principal amount of Debt Securities to be redeemed, if applicable. If applicable, new Debt Securities in a principal amount equal to the unredeemed portion of the Debt Securities will be issued in the name of the Holder upon surrender for cancellation of the original Debt Securities. For so long as the Debt Securities are held by the Clearing Systems (or another Depositary), the redemption of such Debt Securities shall be done in accordance with the policies and procedures of the Depositary.
Under the terms of the Indenture, following the Make-Whole Redemption Period, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 10 nor more than 60 days’ notice, on the Par Redemption Date. The Redemption Price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Par Redemption Date.
Under the terms of the Indenture, the Issuer may, in its sole discretion, following the occurrence of a Loss Absorption Disqualification Event, on not less than 10 nor more than 60 days’ notice, redeem the Debt Securities in whole, but not in part (such option to redeem being referred to herein as a “Loss Absorption Disqualification Event Redemption Option”), at a Redemption Price equal to 100% of their principal amount, plus any accrued and unpaid interest to (but excluding) the applicable Redemption Date.
A “Loss Absorption Disqualification Event” shall be deemed to have occurred if the Debt Securities become fully or partially ineligible to count towards the Issuer’s and/or the HSBC Group’s minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity, in each case as determined in accordance with and pursuant to the relevant Loss Absorption Regulations applicable to the Issuer and/or the HSBC Group, as a result of any:
(i)    Loss Absorption Regulation becoming effective after the Issue Date; or
(ii)    amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the Issue Date, provided, however, that a Loss Absorption Disqualification Event shall not occur where the exclusion of the Debt Securities from the relevant minimum requirement(s) is due to the remaining maturity of the Debt Securities being less than any period prescribed by any applicable eligibility criteria for such minimum requirement(s) under the relevant Loss Absorption Regulations effective with respect to the Issuer and/or the HSBC Group on the Issue Date.
Notwithstanding anything to the contrary in the Indenture, the Issuer may only redeem or purchase the Debt Securities prior to the Maturity Date pursuant to the Indenture if the Issuer has obtained any Relevant Supervisory Consent, if and to the extent then required by the Loss Absorption Regulations.

An “Event of Default” with respect to the Debt Securities means any one of the following events: (i) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or (ii) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.
A “Default” with respect to the Debt Securities means any one of the following events: (i) failure to pay principal or premium, if any, on the Debt Securities at maturity, and such default continues for a period of 30 days; or (ii) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.
If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Issuer’s winding up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Debt Securities then Outstanding, unless an Event of Default has occurred and is continuing.
Notwithstanding the immediately preceding two paragraphs, failure to make any payment in respect of the Debt Securities shall not be a Default in respect of the Debt Securities if such payment is withheld or refused: (i) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or (ii) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 days by independent legal advisers acceptable to the Trustee; provided, however, that the Trustee may, by notice to the Issuer, require the Issuer to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Issuer shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 days after the Trustee gives written notice to the Issuer informing the Issuer of such resolution.
By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees to be bound by the terms of the Debt Securities related to the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities.
If an Event of Default with respect to the Debt Securities of this series shall occur and be continuing, the principal of all of the Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and this Global Security. The Indenture provides that in certain circumstances such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series. If a Default with respect to Debt Securities of this series occurs and is continuing, the Trustee may pursue certain remedies as set forth in the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of this series may on behalf of all the Holders waive any past Event of Default or any Default under the Indenture or the Debt Securities and its consequences except a default (i) in the payment of principal of (or premium, if any, on) or any installment of interest on any of the Debt Securities or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of this Debt Security, and any such consent or waiver shall bind every future Holder of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other Debt Securities.
The Indenture contains provisions permitting the Issuer and the Trustee (i) without the consent of the Holders of any Debt Securities issued under the Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Debt Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders under the Indenture; provided that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Debt Security affected thereby. The Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series to be affected, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other Global Securities.
Subject to the terms of the Indenture, the Depositary may surrender this Global Security or any portion hereof in exchange, in whole or in part, for definitive Debt Securities, of this series in registered form and the Registrar, acting on behalf of the Issuer, shall authenticate and deliver in exchange for this Global Security or the portions thereof to be exchanged, an equal aggregate face amount of definitive Debt Securities (duly countersigned) in the numbers and in the names advised by the Depositary.
By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees, notwithstanding any other term of the Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder, to be bound by (i) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority in relation to any Debt Securities that (without limitation) may include and result in any of the following, or some combination thereof: (a) the reduction of all, or a portion, of the Amounts Due; (b) the conversion of all, or a portion, of the Amounts Due into the Issuer’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of the Debt Securities or the Indenture; (c) the cancellation of the Debt Securities; and/or (d) the amendment or alteration of the Maturity Date of the Debt Securities or amendment of the amount of interest payable on the Debt Securities, or the Interest Payment Dates, including by suspending payment for a temporary period; and (ii) the variation of the terms of the Debt Securities or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority. No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise. Moreover, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) consents to the exercise of any UK

Bail-in Power as it may be imposed without any prior notice by the Relevant UK Resolution Authority of its decision to exercise such power with respect to the Debt Securities.
“Amounts Due” means the principal amount of, and any accrued and unpaid interest, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.
“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules and policies from time to time relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity in effect in the UK and applicable to the Issuer from time to time, including, without limitation to the generality of the foregoing, the Banking Act (whether or not such laws, regulations, requirements, guidelines, rules or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company), in each case as amended, supplemented or replaced from time to time.
“Relevant Supervisory Consent” means, in relation to any redemption or purchase of the Debt Securities, any permission of the Relevant UK Resolution Authority for such redemption or purchase, that is required therefor under the Loss Absorption Regulations. For the avoidance of doubt, Relevant Supervisory Consent will not be required if (i) so long as the Loss Absorption Regulations do not otherwise require, the Debt Securities have (or will have on the date fixed for redemption or repurchase) ceased fully to be eligible to count towards the Issuer’s and/or the HSBC Group’s minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity, (ii) the relevant Debt Securities are purchased for market-making purposes in accordance with any permission given by the Relevant UK Resolution Authority pursuant to the Loss Absorption Regulations within the limits prescribed in such permission or (iii) the relevant Debt Securities are being redeemed or purchased pursuant to any general prior permission granted by the Relevant UK Resolution Authority pursuant to the Loss Absorption Regulations within the limits prescribed in such permission.
“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail-in Power.
“UK Bail-in Legislation” means Part I of the Banking Act and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
“UK Bail-in Power” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, write-down, transfer, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.
By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): (i) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; (ii) to the extent permitted by the Trust

Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of (x) the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities or (y) the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities; and (iii) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, the Trustee shall not be required to take any further directions from Holders under Section 5.11 (Control by Holders of Debt Securities) of the Base Indenture; and that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.
Notwithstanding clause (iii) of the immediately preceding paragraph, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Debt Securities remain outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a Trustee hereunder pursuant to, and in accordance with Section 6.09 of the Base Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Section 6.10 and Section 6.11 of the Base Indenture, including to the extent no supplemental indenture or amendment to the Indenture is agreed upon pursuant to the Indenture in the event the Debt Securities remain outstanding following the completion of the exercise of the UK Bail-in Power.
It is the intention of the Issuer and the Trustee that the Issuer’s obligations to indemnify the Trustee and the Agent in accordance with Section 6.07 of the Base Indenture (for the avoidance of doubt, as amended by Section 4.01 of the second supplemental indenture dated May 25, 2016) shall survive any exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.
The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not constitute an Event of Default or a Default.
In addition to the right to enter into supplemental indentures pursuant to Section 9.01 and Section 9.02 of the Base Indenture, the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or the Debt Securities, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.
Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities, the Issuer shall provide a written notice to the Holders through the Clearing Systems as soon as practicable regarding such exercise of the UK Bail-in Power for purposes of notifying Holders and beneficial owners of the Debt Securities of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes. Any delay or failure by the Issuer in delivering the notices referred to in this paragraph to the Holders or the Trustee shall not affect the validity or enforceability of the UK Bail-in Power.
Upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that results in the reduction or cancellation of all, or a portion, of the principal amount of this Global Security and/or the conversion of all, or a portion, of the principal amount of this Global Security into shares or other securities or other obligations of the Issuer or another person, the portion of the principal amount hereof so reduced, cancelled and/or converted shall be endorsed by the Registrar on Schedule B hereto. The principal amount hereof shall be reduced for all purposes by the amount so reduced, cancelled and/or converted.
By its acquisition of a Debt Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) of the Debt Securities shall be deemed to have authorized, directed and requested the Clearing Systems and any direct participant in the Clearing Systems or other intermediary through which it holds the Debt Securities to take any and all necessary action, if required, to implement the exercise of any UK Bail-in Power with respect to the Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or beneficial owner, the Trustee or the Agent (and any other agent acting in connection with the relevant series of Debt Securities).
Subject to applicable law, claims in respect of the Debt Security may not be set off, or be the subject of a counterclaim, by any Holder or by the Trustee in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Debt Securities or the Indenture, against or in respect of any of its obligations to the Issuer, and every Holder and the Trustee in respect of any claims of such Holders waives, and shall be treated for all purposes as if it had waived, any right that it might otherwise have to set-off, or to raise by way of counterclaim any of its claims in respect of the Debt Securities or the Indenture, against or in respect of any of its obligations to the Issuer. Notwithstanding the preceding sentence, if any of the rights and claims of any Holder are discharged by set-off, such Holder will immediately pay an amount equal to the amount of such discharge to the Issuer or, if applicable, the liquidator or trustee or receiver in the Issuer’s bankruptcy and, until such time as payment is made, will hold a sum equal to such amount in trust for the Issuer or, if applicable, the liquidator or trustee or receiver in the Issuer’s bankruptcy. Accordingly, such discharge will be deemed not to have taken place.
ANY HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) THAT ACQUIRES THE DEBT SECURITIES IN THE SECONDARY MARKET AND ANY SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES IN BANKRUPTCY AND LEGAL REPRESENTATIVES OF ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE SAME PROVISIONS SPECIFIED HEREIN TO THE SAME EXTENT AS THE HOLDERS OR BENEFICIAL OWNERS OF THE DEBT SECURITIES THAT ACQUIRE THE DEBT SECURITIES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE DEBT SECURITIES RELATED TO THE UK BAIL-IN POWER, COMPOUNDED DAILY SONIA AND THE LIMITED REMEDIES AVAILABLE UNDER THE INDENTURE AND THE DEBT SECURITIES FOR A NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES.
The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.
All terms used in this Global Security and not otherwise defined shall have the meanings ascribed to them in the Indenture.

The Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of the State of New York, except that (i) the authorization and execution by the Issuer of the Indenture and the Debt Securities (in addition to the laws of the State of New York relevant to execution) and (ii) Section 5.14 of the Base Indenture (and the corresponding provisions in the Debt Securities) shall be governed by, and construed in accordance with, the laws of England and Wales.

SCHEDULE A
EXCHANGES FOR DEFINITIVE DEBT SECURITIES
The following exchanges of parts of this Global Security for Definitive Debt Securities have been made:

Date made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange

SCHEDULE B
REDUCTION, CANCELLATION OR CONVERSION OF DEBT SECURITIES UPON THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY

Date made	Principal amount reduced, cancelled and/or converted	Remaining principal amount following reduction, cancellation and/or conversion